Exhibit 2(ii)

RIGHT TO RESCISSSION

THIS RIGHT TO RESCISSION AGREEMENT dated August 25, 2005, by, between and among Axis Labs, Inc., a Utah Corporation (“Axis”), The Axis Group LLC, Kent Johnson, Glen Southard, F. Briton McConkie, Peter Kristensen, (jointly hereinafter the “Shareholders”) and Nexia Holdings, Inc., a Nevada, (“Purchaser”) those parties to an Acquisition Agreement of equal date herewith

WHEREAS, Purchaser desires to have the right to rescind and terminate the Acquisition Agreement of the parties hereto wherein it will deliver to the Shareholders Three Hundred Thousand (300,000) shares of Class C preferred stock in Nexia; and

WHEREAS, Axis has committed to the Purchaser that it will raise $1,500,000 in operating funds within the next 24 months;

NOW, THEREFORE, Shareholders grant to Purchaser the unilateral right to rescind, terminate and unwind the said Acquisition Agreement between the parties hereto, that is that the Shareholders shall return all shares of Class C Preferred Stock of Nexia Holdings, Inc. delivered to them pursuant to the Acquisition Agreement and Purchaser shall return to Shareholders all shares of the common stock of Axis Labs, Inc. delivered to it pursuant to the terms of the Acquisition Agreement between the parties.

This right of rescission shall be exercised in writing and shall be performed within 10 days of receipt of the notice of rescission by the parties hereto.
This right does not survive the exercise of the Option to purchase the Class B Preferred shares of Richard Surber.
This Right is in the event that Axis has not raised the necessary operating funds referenced herein.

            IN WITNESS WHEREOF, the below signatures evidence the execution of this Right of Rescission on the date first appearing above.

Nexia Holdings, Inc.	Axis Labs, Inc.

/s/ Richard Surber	/s/ James E. Harward
Richard Surber President	James E. Harward President

Shareholders:

The Axis Group,  By: /s/ Carl L. Doane . Title: GVP .

Kent Johnson,                   /s/ Kent Johnson .

Glen Southard,                 /s/ Glen Southard .

F. Briton McConkie,        /s/ F. Briton McConkie .

Peter Kristensen            /s/ Peter Kristensen .